Exhibit 107
Calculation of Filing Fee Tables
Form 424(b)(7)
(Form Type)
LEONARDO DRS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to Be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 par value per share	Rules 457(r) and 457(c)	20,700,000	$18.98 (1) (2)	392,886,000.00 (2)	0.0001476	$57,989.97 (3)
Fees Previously Paid	N/A	N/A	N/A	N/A		N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
		Total Offering Amounts				392,886,000.00		$57,989.97
		Total Fees Previously Paid						N/A
		Total Fee Offsets						N/A
		Net Fee Due						$57,989.97
(1)Publicly communicated offering price.
(2)In accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of calculating the registration fee, the Proposed Maximum Offering Price Per Unit is based on the average of the high and low prices for the Registrant’s Common Stock as reported on the Nasdaq Stock Market LLC on November 16, 2023.
(3)Represents payment of registration fees previously deferred in connection with Registrant’s registration statement on Form S-3ASR (Registration No. 333-275572) in accordance with Rule 457(r) under the Securities Act.